Exhibit 99.1

For Release at 8:00 AM EDT on Tuesday, April 24, 2012

Gasco Energy Provides Q1-12 Operations Update

DENVER — (PR Newswire) — April 24, 2012 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project Operations Update

Green River Oil Well Completion Operations

As previously announced, during Q1-12 Gasco successfully completed two Green River Formation oil wells, the Federal #34-19 and the Federal #23-30.  The wells are on artificial lift and continue to produce oil as expected.  The Company expects to drill additional Green River oil wells during the second half of 2012.  As previously announced, the wells had seven-day average initial production rates of 67 barrels of oil per day (BOPD) and 50 BOPD, respectively.  After nearly 90 days on production, the wells have averaged approximately 21 and 15 BOPD and both have now stabilized at approximately these same average rates.

Natural Gas Completion Operations

During Q1-12, Gasco recompleted 1.0 gross wells (0.4 net without adjusting for JV interest) natural gas wells to target up-hole pay zones in exiting wellbores.  Gasco currently has an inventory of 14 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.  The Company contracts drilling rigs as needed and does not currently have a rig under contract at this time.  Increased activity in drilling natural gas wells and in recompletions is scheduled to commence during the second half of 2012.  As of April 23, 2012, Gasco operated 135 gross wells.

Quarterly Production

Estimated cumulative net production for the quarter ended March 31, 2012 was 891 million cubic feet equivalent (MMcfe), a 7.1% decrease from Q1-11’s production of 959 MMcfe, and a 0.1% increase in sequential quarterly equivalent production of 884 MMcfe.  During Q1-12, Gasco’s Uinta Basin joint venture partner received its 50% interest in 10 days of production subsequent to the March 22, 2012 closing of the joint venture.  The Company estimates that approximately 36 MMcfe of production was attributed to the joint venture partner’s interest in the 10-day period.  On a comparable basis, sequential quarterly production would have grown by 4.9% and quarter-over-quarter production would have decreased by 3.3%.

By commodity, Gasco posted improved crude oil volumes of 9,885 barrels of oil for Q1-12, as compared to 7,950 barrels in Q4-11, a 24.3% increase sequentially.  The Company attributes the oil production growth to the addition of two new-drill Green River Formation oil wells that began producing during Q1-12.  Natural gas volumes of 832 MMcf for Q1-12 were off only fractionally as compared to the Q4-11 sequential quarter.

Gasco Energy Net Production Detail

	Three-months			% Change
	Ended				Quarter-
Period-over-Period Comparison	Mar. 31, 2012*	Dec. 31, 2011	Mar. 31, 2011	Sequential Quarter	over- Quarter
Natural Gas / MMcf	832	836	913	0.00%	-8.9%
Oil / Bbls	9,885	7,950	7,574	24.3%	30.5%
Natural Gas Equivalents / MMcfe	891	884	959	0.1%	-7.1%

*Includes preliminary production estimates for Q1-12

California Projects Update

Willow Springs

The Willow Springs operator recently commenced testing the initial well.  Testing is ongoing and further details will be provided once testing operations have been completed to the satisfaction of the operator.

Antelope Valley Trend

The operator of this prospect trend is finalizing 3-D seismic data processing.  They are working the data and have begun to select initial locations.

Management Comment

“We are encouraged that the Willow Springs operator has opted to test the well to determine the potential for economic rates of hydrocarbon production,” said King Grant, Gasco’s President and CEO.  “While it is too early to determine the ultimate success of this well, oil shows and log analysis indicated that further testing should be performed.  The impact of our Green River oil program was evidenced by the 24% growth in sequential quarter oil production  Q1-12 did not reflect the full effect of the sale of reserves and production to our JV partner, but it does demonstrate the potential impact of our Green River oil program on our operations.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit Gasco’s website at www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control), that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.